                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement            [X] Definitive Proxy Statement
[ ] Definitive Additional Materials        [ ] Soliciting Materials Pursuant to
[ ] Confidential, for use of the               Section 240.14a-11(c) or
    Commission Only (as permitted              Section 240.14a-12
    by Rule 14a-6(e)(2))

                               PREMIER PARKS INC.
                -----------------------------------------------
                (Name of Registrant to Specified in its Charter)


      -------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:
                                                                         ------
     2)  Aggregate number of securities to which transaction applies:
                                                                     ----------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:
                                                          ----------------------
     5)  Total fee paid:
                         -------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
                                ------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:
                                                       -------------------------

     3)  Filing Party:
                      ----------------------------------------------------------

     4)  Date Filed:
                     -----------------------------------------------------------



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

                               PREMIER PARKS INC.
                           11501 NORTHEAST EXPRESSWAY
                         OKLAHOMA CITY, OKLAHOMA 73131
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                                  JUNE 8, 1999
                            ------------------------

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Premier Parks Inc. (the "Company") will be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Tuesday, June 8, 1999, at 10:00 a.m., E.D.T., for the following purposes, all as more fully described in the attached Proxy Statement:

        1. To elect seven directors to serve for the ensuing year and until their respective successors are elected and qualified.

        2. To ratify the selection by the Company's Board of Directors of KPMG LLP as independent public accountants of the Company for the year ending December 31, 1999.

        3. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

     The Board of Directors has fixed the close of business on April 19, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     A copy of the Company's Annual Report for the year ended December 31, 1998 is enclosed.

     YOU ARE EARNESTLY REQUESTED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES) WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING OR ANY ADJOURNMENT THEREOF. THE PROMPT RETURN OF THE PROXY WILL BE OF ASSISTANCE IN PREPARING FOR THE MEETING AND YOUR COOPERATION IN THIS RESPECT WILL BE APPRECIATED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          RICHARD A. KIPF
                                          Secretary

Oklahoma City, Oklahoma
April 29, 1999

                               PREMIER PARKS INC.
                           11501 NORTHEAST EXPRESSWAY
                         OKLAHOMA CITY, OKLAHOMA 73131
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 1999
                            ------------------------

     This Proxy Statement and the accompanying proxy are being furnished to holders of common stock ("stockholders") of PREMIER PARKS INC. (the "Company") in connection with the solicitation of proxies by the Board of Directors for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Tuesday, June 8, 1999, at 10:00 a.m., E.D.T., and at any and all adjournments thereof.

     If the enclosed proxy is properly signed and returned, your shares will be voted on all matters that properly come before the Annual Meeting for a vote. If instructions are specified in your signed proxy with respect to the matters being voted upon, your shares will be voted in accordance with your instructions. If no instructions are so specified, your shares will be voted FOR the election of directors named in Proposal 1 and FOR the approval of Proposal 2 (ratification of independent public accountants for the year ending December 31,
1999). Your proxy may be revoked at any time prior to being voted by: (i) filing with the Secretary of the Company (Richard A. Kipf), at the above address, written notice of such revocation, (ii) submitting a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and giving the Secretary notice of your intention to vote in person.

     On or about April 29, 1999, this Proxy Statement and the accompanying proxy, together with a copy of the Annual Report of the Company for the year ended December 31, 1998, including financial statements, are being mailed to each stockholder of record at the close of business on April 19, 1999 (the "Record Date").

     WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO SIGN AND RETURN THE ACCOMPANYING PROXY REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Shares can be voted at the Annual Meeting only if the holder is represented by proxy or is present.

                               VOTING SECURITIES

     The Board of Directors has fixed the close of business on April 19, 1999 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments thereof. As of that date, the Company had issued and outstanding 76,523,796 shares of Common Stock, the Company's only class of outstanding securities entitled to vote at the Annual Meeting. Each stockholder of the Company will be entitled to one vote for each share of Common Stock registered in its name on the Record Date. A majority of all of the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting.

     Neither abstention votes nor any broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

     Effective March 25, 1998, the company now known as Premier Parks Operations Inc. (formerly Premier Parks Inc.) ("PPO") reorganized by a merger pursuant to
Section 251(g) of the Delaware General Corporation Law ("DGCL"), which allowed the formation of a new holding company without a vote of the stockholders of PPO. By virtue of the reorganization, PPO became a direct, wholly-owned subsidiary of the Company, and all of PPO's outstanding capital stock was converted, on a share-for-share basis, into equivalent capital stock of the Company. Specifically, all outstanding shares of common stock of PPO were converted into an equal number of shares of common stock ("Common Stock") of the Company. References to the "Company" in this Proxy Statement refer to Premier Parks Inc., for periods after March 25, 1998, and to PPO for periods prior to March 25, 1998.

                         STOCK OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL HOLDERS

     The following table sets forth certain information as of March 1, 1999 (except as noted below) as to Common Stock owned by (a) each of the Company's current directors and nominees to serve as directors, (b) all current directors and officers of the Company as a group, and (c) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock.

                                                               NUMBER OF SHARES     PERCENTAGE
            NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIALLY OWNED     OF CLASS
            ------------------------------------              ------------------    ----------
Kieran E. Burke(1)..........................................         758,753           *
Paul A. Biddelman(2)........................................       4,676,774            6.1
James F. Dannhauser(3)......................................         254,320              *
Michael E. Gellert(4).......................................       2,737,922            3.6
Gary Story(5)...............................................         381,000           *
Sandy Gurtler...............................................              --             --
Charles R. Wood.............................................          18,182(6)           *
FMR Corp.(7)................................................      10,199,956           13.0
  82 Devonshire Street
  Boston, Massachusetts 02109
The Equitable Companies Incorporated(8).....................       9,112,250           11.9
  1290 Avenue of the Americas
  New York, New York 10104

                                                               NUMBER OF SHARES     PERCENTAGE
            NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIALLY OWNED     OF CLASS
            ------------------------------------              ------------------    ----------
College Retirement Equities Fund(9).........................       5,439,492            7.1
  730 Third Avenue
  New York, New York 10017
Hanseatic Corporation(10)...................................       4,676,774            6.1
  Wolfgang Traber
  450 Park Avenue
  New York, New York 10152
Gilder Gagnon Howe & Co. LLC(11)............................       4,581,434            6.0
  1775 Broadway
  New York, New York 10019
T. Rowe Price Associates, Inc.(12)..........................       3,834,400            5.0
  100 E. Pratt Street
  Baltimore, Maryland 21202
All directors and officers as a group (18 persons)(13)......       9,019,917           11.6

---------------
  *  Less than one percent.

 (1) Includes 151,274 shares of Common Stock and warrants and options to purchase 607,479 shares of Common Stock as to which Mr. Burke has sole voting and investment power.

 (2) Represents shares of Common Stock beneficially owned by Hanseatic Corporation ("Hanseatic"), of which Mr. Biddelman is President. See footnote (10) below.

 (3) Includes 95,320 shares of Common Stock and options to purchase 159,000 shares of Common Stock as to which Mr. Dannhauser has sole voting and investment power.

 (4) Includes 465,872 shares of Common Stock, as to which Mr. Gellert has sole voting and investment power. Also includes 2,272,050 shares of Common Stock beneficially owned by Windcrest Partners ("Windcrest") which shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert.

 (5) Includes 208,785 shares of Common Stock and options to purchase 172,215 shares of Common Stock as to which Mr. Story has sole voting and investment power.

 (6) Represents shares held by Double "H" Hole in the Woods Ranch, Inc., a charitable organization of which Mr. Wood is Chairman of the Board.

 (7) Includes 10,199,956 shares of Common Stock beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser (including 5,513,900 shares of Common Stock owned by Fidelity Contrafund). The number of shares of Common Stock shown includes 1,927,456 shares of Common Stock into which 1,160,000 shares of the Company's Premium Income Equity Securities held by Fidelity on March 31, 1999 are convertible. Edward C. Johnson, Chairman of FMR Corp. and Abigail Johnson, a director of FMR Corp., and members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. Information has been derived from Amendment No. 3 to Schedule 13G, dated April 10, 1999.

 (8) Includes 8,865,850 shares of common stock beneficially owned by Alliance Capital Management, L.P., a subsidiary of The Equitable Companies Incorporated ("Equitable") and a registered investment advisor, and 246,400 shares of common stock beneficially owned by the Equitable Life Assurance Society of the United States, a subsidiary of Equitable and an insurance company, registered broker-dealer and registered investment advisor. Information has been derived from Amendment No. 1 to Schedule 13G dated December 31, 1998.

 (9) Represents shares beneficially owned by College Retirement Equities Fund, a registered investment company. Information has been derived from Schedule 13G dated December 31, 1998.

(10) Represents shares of Common Stock beneficially owned by Hanseatic. Mr. Traber holds a majority of the shares of capital stock of Hanseatic and thus may be deemed to beneficially own such Common Stock. Of such shares, 4,627,390 shares of Common Stock are held by Hanseatic Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansabel Partners LLC, a Delaware limited liability company in which the sole managing member is Hanseatic. The remaining shares of Common Stock are held by Hanseatic in discretionary customer accounts. Information has been derived from Amendment No. 8 to Schedule 13D, dated November 30, 1998.

(11) Includes 3,394,624 shares held in customer accounts over which members and/or employees of Gilder Gagnon Howe & Co. LLC ("GGH") have discretionary authority to dispose of or direct the disposition of the shares, 1,137,735 shares held in accounts owned by the members of GGH and their families, and 49,075 shares held in the account of the profit-sharing plan of GGH. Information has been derived from Schedule 13G dated December 31, 1998.

(12) Represents shares beneficially owned by T. Rowe Price Associates, Inc., a registered investment advisor. Information has been derived from Schedule 13G dated February 12, 1999.

(13) The share amounts listed include shares of Common Stock that the following persons have the right to acquire within 60 days from March 1, 1999: Kieran
     E. Burke, 607,479 shares (see footnote (1)); James F. Dannhauser, 159,000 shares (see footnote (3)); Gary Story, 172,215 shares (see footnote (5)); and all directors and officers as a group, 1,088,294 shares.

     COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT. Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires officers and directors of the Company and persons who own more than ten-percent of the Common Stock, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of Common Stock with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

     During 1998, the following officers of the Company inadvertently failed to make all required filings on a timely basis: James M. Coughlin, General Counsel (Form 3); John Bement, Executive Vice President (Form 3); Daniel C. Aylward, Executive Vice President (Forms 3 and 4); and Patrick J. Walker, Vice President of Finance (Form 3); and all such required filings by such persons were subsequently made. To the Company's knowledge, based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no additional forms were required for those persons, during 1998 all filing requirements applicable to all other officers, directors, and greater than ten-percent beneficial owners were complied with.
                            ------------------------

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of seven members. At the Annual Meeting seven directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. The persons named in the enclosed proxy intend to vote for the election of the persons listed below, unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the listed persons be unable to accept nomination or election (which the Board of Directors does not expect), it is the intention of the persons named in the enclosed proxy to vote for the election of such persons as the Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires a plurality vote of the shares of Common Stock represented at the Annual Meeting.

INFORMATION CONCERNING NOMINEES

                                AS OF        YEAR
                               MARCH 1,    ELECTED
            NAME                 1999      DIRECTOR               POSITION WITH THE COMPANY
            ----               --------    --------               -------------------------
Kieran E. Burke(1)...........     41         1989         Director, Chairman of the Board and Chief
                                                                       Executive Officer
Gary Story(2)................     43         1994      Director, President and Chief Operating Officer
James F. Dannhauser(3).......     46         1992           Director and Chief Financial Officer
Paul A. Biddelman(4).........     53         1992                         Director
Michael E. Gellert(5)........     67         1989                         Director
Charles R. Wood(6)...........     84         1997                         Director
Sandy Gurtler(7).............     49         1997                         Director

---------------
(1) Mr. Burke has served as Chief Executive Officer and a Director of the Company since October 1989 and Chairman of the Board since June 1994. From 1989 through June 1994, he was President of the Company. Mr. Burke also serves as a director of Blue Ridge Real Estate Company and Big Boulder Corporation.

(2) Mr. Story has served as President and a Director of the Company since June 1994 and as Chief Operating Officer since January 1992. From January 1992 through June 1994, he also served as the Company's Executive Vice President.

(3) Mr. Dannhauser became Chief Financial Officer of the Company in October 1995 and has served as a Director of the Company since December 1992. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq de Neuflize & Co. Incorporated, an investment banking firm ("Lepercq"). Mr. Dannhauser is a member of the board of directors of Lepercq and of MeriStar Hospitality Corporation.

(4) Mr. Biddelman has served as a Director of the Company since December 1992. Since December 1997, Mr. Biddelman has been president of Hanseatic, a private investment company. Prior to that date, he was treasurer of Hanseatic for more than five years. Mr. Biddelman also serves as a director of Electronic Retailing Systems International, Inc., Insituform Technologies, Inc., Celadon Group, Inc., Petroleum Heat and Power Co., Inc. and Star Gas Partners, L.P.

(5) Mr. Gellert has served as a Director of the Company since March 1989. He previously served as a Director of the Company and as a Trustee of Tierco, a Massachusetts business trust and predecessor of the Company, from 1979 until 1986. From June 1989 through June 1994, he also served as the Chairman of the Board of the Company. Mr. Gellert is a general partner of Windcrest, a private investment partnership. Mr. Gellert also serves as a director of Devon Energy Corp., Humana Inc., Seacor Smit Inc. and Smith Barney World Funds.

(6) Mr. Wood has served as a Director of the Company since June 1997. Mr. Wood is the President and sole shareholder of Storytown USA, Inc. and Fantasy Rides Corporation, which collectively owned The Great Escape and Splash Water Kingdom in Lake George, New York prior to the acquisition of the park by the Company in December 1996. Mr. Wood serves as a consultant to the Company and owns, directly or through wholly-owned corporations, a variety of businesses in the Lake George area, including real estate, motels, restaurants and an action park.

(7) Mr. Gurtler has served as a Director of the Company since June 1997. Mr. Gurtler is the Manager of Chilcott Entertainment LLC, which was the general partner of the owner of Elitch Gardens Amusement Park in Denver, Colorado prior to the acquisition of the park by the Company in October 1996. Mr. Gurtler also serves as a consultant to the Company.

                            ------------------------

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the year ended December 31, 1998, the Company's Board of Directors held three meetings. During 1998, each of the directors of the Company attended all of the meetings of the Board of Directors and all meetings of committees of the Board of which such director was a member.

     The Board has designated an Executive Committee, a Compensation Committee and an Audit Committee. The members of the Executive Committee at March 1, 1999 were Messrs. Burke, Biddelman and Gellert. The Executive Committee, which was established in June 1997, meets informally on a regular basis and met formally during 1998 on four occasions. Subject to applicable law, the Executive Committee is authorized to take any action that can be taken by the entire Board.

     The members of the Compensation Committee at March 1, 1999 were Messrs. Biddelman and Gellert. The Compensation Committee, which met three times during 1998, reviews management's recommendations with respect to executive compensation and employee benefits and is authorized to act on behalf of the Board with respect thereto. The Compensation Committee also administers the Company's 1996 Stock Option and Incentive Plan and 1998 Stock Option and Incentive Plan. See "Executive Compensation."

     The members of the Audit Committee at March 1, 1999 were Messrs. Biddelman and Gellert. The Audit Committee, which met three times during 1998, recommends to the Board the accounting firm to be selected by the Board as independent public accountants of the Company, and acts on behalf of the Board in reviewing with the independent public accountants, the chief financial officer of the Company and other appropriate corporate officers, matters relating to corporate financial reporting and accounting procedures and policies, and the adequacy of financial, accounting and operating controls. The Audit Committee reviews the results of audits with the Company's independent public accountants and reports thereon to the Board. The Audit Committee also submits to the Board recommendations it may have from time to time with respect to financial reporting and accounting practices and policies and financial, accounting and operating controls and safeguards.

COMPENSATION OF DIRECTORS

     Each of the Company's directors who are not employees or consultants of the Company receives $15,000 annually for serving on the Board, payable in cash or shares of Common Stock. With respect to 1998, the Company paid an aggregate of $30,000 in such fees to its two eligible outside directors. Directors are also reimbursed for expenses attendant to Board and Committee membership.

                             EXECUTIVE COMPENSATION

     The following table discloses compensation received by the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and other named officers for the years shown.

                           SUMMARY COMPENSATION TABLE

                                                                           RESTRICTED    SECURITIES
                                                                              STOCK      UNDERLYING
                                     SALARY      BONUS      OTHER ANNUAL    AWARD(S)      OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     ($)         ($)       COMPENSATION    ($)(1)(2)      (#)(1)     COMPENSATION
---------------------------  ----   --------   ----------   ------------   -----------   ----------   ------------
Kieran E. Burke...........   1998   $594,312   $2,000,000(3)     --        $10,083,701(4)  350,000        (5)
  Chairman of the Board,     1997    400,000      529,692       --         $ 5,482,823(4)       --       (5)
  Chief Executive Officer    1996    350,000      300,000       --                  --    125,000        (5)
  and Director
Gary Story................   1998   $445,552   $2,000,000(3)     --        $ 8,896,860(6)  350,000       (5)
  President, Chief
    Operating                1997    300,000      453,438       --         $ 4,837,500(6)       --       (5)
  Officer and Director       1996    254,304      250,000       --                  --     80,000        (5)
James F. Dannhauser.......   1998   $360,070   $2,000,000(3)     --        $ 7,710,119(7)  350,000       (5)
  Chief Financial Officer    1997    250,000      378,546       --         $ 4,192,178(7)       --       (5)
  and Director               1996    162,500      200,000       --                  --     50,000        (5)
Hue W. Eichelberger(8)....   1998   $179,850   $  100,000       --                  --    115,000        (5)
  Executive Vice President   1997    145,000      140,000       --                  --         --        (5)
                             1996    110,000       15,000       --                  --     10,000        (5)
John E. Bement(9).........   1998   $185,600   $  100,000       --                  --     70,000        (5)
  Executive Vice President

---------------
(1) All share information has been adjusted to give effect to a two-for-one stock split consummated by the Company in July 1998.

(2) Amounts shown are based on the closing price of the Common Stock (as reported on the New York Stock Exchange ("NYSE")) on the date of the grant and include all restricted shares granted, without regard to the existence of restrictions thereon.

(3) Represents a one-time bonus payment to the named executives as compensation for services rendered in connection with the Company's acquisition in 1998 of Six Flags and the transactions associated therewith. The amount of bonus payments under employment agreements described below was not determined at March 1, 1999.

(4) As of December 31, 1998, Mr. Burke had been granted 680,040 restricted shares of Common Stock, 340,020 of which were granted on July 31, 1997 and 340,020 of which were granted on June 9, 1998, all pursuant to an employment agreement described below. The restrictions on 56,670 restricted shares lapsed on January 1, 1998. The restrictions on 170,010 restricted shares lapsed on January 1, 1999, and will lapse on January 1 of each of 2000 and 2001. The restrictions on 56,670 restricted shares will lapse on each of January 1, 2002 and 2003. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company's Common Stock. Based on the closing price of the Common Stock (as reported on the NYSE) on December 31, 1998, the aggregate market value of all such restricted shares on that date totaled $20,571,210.

(5) The Company has concluded that, as to each named executive officer for each year shown, all personal benefits paid or provided did not exceed the lesser of $50,000 or 10% of the salary and bonus reported for such officer above. During 1998, the Company did not have any defined contribution plans or pension or other defined benefit or retirement plans in which its officers participated, other than a qualified, contributory 401(k) plan. After specified periods of employment, employees are eligible to participate in the 401(k) plan. The Company matches 100% of the first 2% of and 25% of the next 6% of salary contributed by employees to the plan. The accounts of all participating employees are fully vested. Amounts shown as salary for each named executive officer include the Company's matching contribution for such officer.

(6) As of December 31, 1998, Mr. Story had been granted 600,000 restricted shares of Common Stock, 300,000 of which were granted on July 31, 1997 and 300,000 of which were granted on June 9, 1998, all pursuant to an employment agreement described below. The restrictions on 50,000 restricted shares lapsed on January 1, 1998. The restrictions on 150,000 restricted shares lapsed on January 1, 1999, and will lapse on January 1 of each 2000 and 2001. The restrictions on 50,000 restricted shares will lapse on each of January 1, 2002 and 2003. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company's Common Stock. Based on the closing price of the Common Stock (as reported on the NYSE) on December 31, 1998, the aggregate market value of all such restricted shares on that date totaled $18,150,000.

(7) As of December 31, 1998, Mr. Dannhauser had been granted 519,960 restricted shares of Common Stock, 259,980 of which were granted on July 31, 1997 and 259,980 of which were granted on June 9, 1998, all pursuant to an employment agreement described below. The restrictions on 43,330 restricted shares lapsed on January 1, 1998. The restrictions on 129,990 restricted shares lapsed on January 1, 1999, and will lapse on January 1 of each of 2000 and 2001. The restrictions on 43,330 restricted shares will lapse on each of January 1, 2002 and 2003. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company's Common Stock. Based on the closing price of the Common Stock (as reported on the NYSE) on December 31, 1998, the aggregate market value of all such restricted shares on that date totaled $15,728,790.

(8) Mr. Eichelberger became an executive officer of the Company in October 1996.

(9) Mr. Bement became an executive officer of the Company in May 1998 and salary shown includes salary paid prior thereto in 1998 by Six Flags Theme Parks Inc., a subsidiary of the Company.

                  AGGREGATE OPTION EXERCISES AND OPTION VALUES

     The following table provides information on stock options and warrants ("Options") exercised in 1998 by each of the named executive officers and the value of such officers' unexercised Options at December 31, 1998.

                                                   NUMBER OF SHARES UNDERLYING      VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                         SHARES                         DECEMBER 31, 1998          DECEMBER 31, 1998($)(1)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   -----------   -----------   -------------   -----------   -------------
Kieran E. Burke......         --             --      607,479        455,000      $14,952,698    $6,986,250
Gary Story...........    158,785     $3,062,674      172,215        399,000      $ 3,370,992    $5,770,750
James F.
  Dannhauser.........         --             --      159,000        371,000      $ 3,273,000    $5,204,250
Hue W.
  Eichelberger.......     24,000     $  323,000       44,000        111,000      $   853,000    $1,520,750
John E. Bement.......         --             --        7,000         63,000      $    89,250    $  803,250

---------------
(1) Amount shown is based on $30.25 per share, the closing price of the Common Stock (as reported on the NYSE) on December 31, 1998.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table provides information on Options granted in 1998 to each of the named executive officers:

                                                                                GAINS BASED ON ASSUMED
                                                                                 RATES OF STOCK PRICE
                                                                                   APPRECIATION FOR
                                       1998 STOCK OPTION GRANTS                     OPTION TERM(1)
                          ---------------------------------------------------   -----------------------
                                       % OF 1998
                                       EMPLOYEE    EXERCISE/BASE                 ASSUMED      ASSUMED
                           OPTIONS      OPTION       PRICE PER     EXPIRATION      RATE         RATE
                          GRANTED(2)   GRANTS(%)     SHARE($)         DATE          5%          10%
                          ----------   ---------   -------------   ----------   ----------   ----------
Kieran E. Burke.........   350,000       10.2%        $17.50        9/27/05     $2,511,250   $5,818,750
Gary Story..............   350,000       10.2          17.50        9/27/05      2,511,250    5,818,750
James F. Dannhauser.....   350,000       10.2          17.50        9/27/05      2,511,250    5,818,750
Hue W. Eichelberger.....   115,000        3.3          17.50        9/27/05        825,125    1,911,875
John E. Bement..........    70,000        2.0          17.50        9/27/05        502,250    1,163,750

---------------
(1) The potential gain is calculated from the closing price of the Common Stock on the date of grant. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on Option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market conditions.

(2) The Options vest in five equal annual installments commencing on the date of the grant. The vesting of 175,000 Options (in the case of Messrs. Burke, Story and Dannhauser) and 35,000 Options (in the case of Mr. Eichelberger and Mr. Bement) are also subject to the satisfaction by the Company of certain performance criteria in 1999.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs. Burke, Story and Dannhauser, dated as of July 31, 1997, for the three-year period ending December 31, 1999. The agreements provide that such executive officers would receive base salaries for 1998 in the amounts listed in the Summary Compensation Table above, increasing each succeeding year during the term of the agreements. Such executive officers are also entitled to annual bonuses based on the amount by which the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") exceed budgeted amounts. In addition, the agreements provide for the grant to each such executive officer of the restricted shares of Common Stock described in the Summary Compensation Table above, on the terms and conditions referred to therein. In the event of a "Change of Control" of the Company (as defined), all restrictions on such shares will immediately lapse. In addition, if any such executive's employment is terminated under certain circumstances (including certain circumstances following such a Change of Control), the Company is required to pay such executive a lump sum amount equal to three times his prior year's cash compensation. The agreements subject the executive officers to standard non-disclosure and non-compete requirements.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors administers the Company's executive compensation program.

     The goals of the Company's executive compensation program are to:

        - Provide compensation levels that enable the Company to attract, retain and motivate its executives;

        - Tie individual compensation to individual performance and the success of the Company; and

        - Align executives' financial interests with those of the Company's stockholders through equity participation.

  Employment Agreements

     In June 1997, each of the Compensation Committee and the Board of Directors approved the terms of the employment agreements entered into with the Company's three senior executive officers. In each case, the Compensation Committee decided that it was in the Company's best interest to assure the Company the continued services of these executives on a long-term basis. In approving the terms of these agreements, the Compensation Committee considered not only the Company's compensation goals referred to above, but also levels and methods of compensation provided by certain companies comparable in size and lines of business to the Company. Additionally, the Compensation Committee considered each executive's historical performance, length of tenure, prior experience and level of responsibility. As more fully described in the accompanying Annual Report, in 1998, the Company entered into a series of transactions, principally its acquisition of Six Flags, that dramatically increased the size of the Company's operations and capital base. These transactions, also resulted in a substantial increase in the market price of the Common Stock. In light of the efforts of each of the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in connection with such transactions, the Compensation Committee approved the payment of a $2,000,000 one time cash bonus in 1998 to each such individual (in addition to the bonuses that are payable under the employment agreements described above) and the grant to them of the remaining shares of restricted Common Stock contemplated by the employment agreements. The Company will not be permitted to deduct under Section 162(m) of the Internal Revenue Code of 1986 certain payments to the executives under the employment agreements. Based on his employment agreement and in recognition of his role in the aforementioned growth in 1998, the Chief Executive Officer received in that year a base salary of $594,312 and the bonus of $2,000,000 described above and is entitled to receive the annual bonus in respect of 1998 provided for in his employment agreement, the amount of which was not determined on March 1, 1999, as compared to $400,000 salary and $529,692 in bonus with respect to 1997.

  Salaries

     The base salary of each executive officer who does not have an employment agreement is reviewed annually based on management recommendations, and data regarding the salaries of executives with similar responsibilities in certain companies comparable in size or in lines of business. In addition, the Compensation Committee considers individual performance, length of tenure, prior experience and level of responsibility. None of these factors is assigned a specific weight.

  Incentive Compensation

     The Company does not have a formal cash incentive compensation program for executives who do not have employment agreements, but does award annual cash bonuses to selected employees. Annual bonuses for such executives are recommended to the Compensation Committee by the Chairman at the end of each year. Individual bonus awards are based on Company-wide and individual performance for the previous fiscal year, taking into account both qualitative and quantitative factors. Quantitative factors include revenues and

EBITDA. Qualitative factors include initiative, business judgment, level of responsibility and management skills.

  Long-Term Incentive

     In 1998 the Company's Compensation Committee authorized the granting of Options to employees to purchase 3,437,000 shares of Common Stock (of which Options for 1,531,000 shares are conditioned on satisfaction by the Company of specified performance criteria), and approved the grants of restricted stock to the Company's senior executive officers under the employment agreements described above. In determining the number of Options granted, the Compensation Committee considered the level of each recipient's responsibility, the recipient's actual and potential impact on the Company's performance, the recommendations of senior management, as well as the number of Options granted in prior years. The Company does not have a target ownership level for equity holdings in the Company by senior management and other key employees.

                                          Paul A. Biddelman
                                          Michael E. Gellert

                               PERFORMANCE GRAPH

     The following table shows a comparison of the five year cumulative total return to stockholders (assuming all dividends were reinvested) for the Company, the Standard & Poor's ("S&P") 500 Stock Index and the S&P Entertainment -- 500 Index. During the period October 1990 through June 1994, no trading market existed for the Common Stock and the Company was unable to obtain any price quotations for its Common Stock. In June 1994, the Pink Sheets(R) and the OTC Bulletin Board commenced reporting of bid and asked quotations for the Company's Common Stock under the symbol PARKD. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission and do not necessarily represent actual transactions. From May 30, 1996 until December 19, 1997, the Common Stock was traded on the Nasdaq National Market under the symbol "PARK." Since December 22, 1997, the Common Stock has traded on the NYSE under the symbol "PKS."

                                                                                                        S&P ENTERTAINMENT -- 500
                                                   PREMIER PARKS INC.*         S&P 500 STOCK INDEX                INDEX
                                                   -------------------         -------------------      ------------------------
'1993'                                                    100.00                     100.00                      100.00
'1994'                                                    163.64                     101.32                       95.38
'1995'                                                    381.82                     139.40                      114.59
'1996'                                                   1090.35                     171.40                      116.35
'1997'                                                   1374.56                     228.59                      169.77
'1998'                                                   2053.35                     293.91                      230.01

                                              BASE
                                             PERIOD   RETURN   RETURN     RETURN     RETURN     RETURN
            COMPANY/INDEX NAME                1993     1994     1995       1996       1997       1998
            ------------------               ------   ------   -------   --------   --------   --------
Premier Parks Inc.*........................   100     163.64    381.82   1,090.35   1,374.56   2,053.35
S&P 500 Stock Index........................   100     101.32    139.40     171.40     228.59     293.91
S&P Entertainment--500 Index...............   100      95.38    114.59     116.35     169.77     230.01

---------------
* The Common Stock was not publicly traded between October 15, 1990 and June 1994. The return for 1994 was calculated using a beginning point of the October 15, 1990 price.

                              CERTAIN TRANSACTIONS

     In November 1990, the Company entered into an office lease. A portion of the office space is used by Windcrest. The Company and Windcrest have agreed to allocate a portion of the monthly rental payments to Windcrest. During 1998, Windcrest paid the Company approximately $65,000 with respect to such office space. Michael E. Gellert, a director of the Company, is a general partner of Windcrest.

     On October 31, 1996, the Company acquired substantially all of the assets used in the operation of Elitch Gardens Amusement Park ("Elitch Gardens"). Sandy Gurtler, a director of the Company, is the president, a director and a shareholder of the general partner of the partnership that owned these assets prior to the transaction. In connection with the acquisition of Elitch Gardens, the Company entered into a five-year consulting agreement with Mr. Gurtler under which $100,000 of consulting fees were paid to Mr. Gurtler in 1998.

     On December 4, 1996, the Company acquired substantially all of the assets used in the operation of The Great Escape and Splashwater Kingdom ("The Great Escape"). Charles R. Wood, a director of the Company, is the sole shareholder of the entities that owned these assets prior to the transaction. In connection with the acquisition of The Great Escape, the Company entered into a five-year consulting agreement with Mr. Wood under which $250,000 of consulting fees were paid to Mr. Wood in 1998.

          PROPOSAL 2:  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP ("KPMG"), certified public accountants, audited the Company's consolidated financial statements for the fiscal year ended December 31, 1998. The Board of Directors has appointed KPMG to audit the Company's consolidated financial statements for the fiscal year ending December 31, 1999, and recommends that the stockholders vote for ratification of such appointment. The ratification requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting. In the event the ratification is not approved, the Board of Directors will reconsider its selection. Representatives of KPMG are expected to attend the Annual Meeting and will be available to respond to appropriate questions from stockholders present at such meeting.

                           2000 STOCKHOLDER PROPOSALS

     In order for stockholder proposals for the 2000 Annual Meeting of Stockholders to be eligible for inclusion in the Company's 2000 Proxy Statement, they must be received by the Company at its principal offices, 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131 (Attn: Secretary), prior to December 31, 1999. The Company's Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 2000 Proxy Statement.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                            SOLICITATION OF PROXIES

     All costs in connection with the solicitation of the enclosed proxy will be borne by the Company. In addition to solicitations of proxies by use of the mail, certain officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone, telegraph and mail. The Company has retained D.F. King & Co., Inc. to solicit proxies for a fixed fee of $4,500. In addition, the Company will also request brokers, dealers, banks and other nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

                                          RICHARD A. KIPF
                                          Secretary

Oklahoma City, Oklahoma
April 29, 1999

                                     PROXY

                               PREMIER PARKS INC.

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints KIERAN E. BURKE, JAMES F. DANNHAUSER, GARY STORY and RICHARD A. KIPF with full power to act without the others and with power to appoint his substitute as the undersigned's proxies to vote all shares of Common Stock of the undersigned in PREMIER PARKS INC. (the "Company"), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Tuesday, June 8, 1999, at 10:00 a.m., E.D.T., and at any and all adjournments thereof as follows:

1. ELECTION OF DIRECTORS[ ] FOR all nominees listed below (except as marked to the contrary below)
                        [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

KIERAN E. BURKE, PAUL A. BIDDELMAN, JAMES F. DANNHAUSER, MICHAEL E. GELLERT, SANDY GURTLER, GARY STORY, CHARLES R. WOOD

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

2. Proposal to ratify the selection of KPMG LLP as the Company's independent public accountants for the year ending December 31, 1999. The Board of Directors recommends a vote FOR this proposal.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. In their discretion such other business as may properly come before the meeting and any and all adjournments thereof.

    The shares of Common Stock represented by this proxy will be voted in accordance with the foregoing instructions. In the absence of any instructions, such shares will be voted for the election of the nominees listed in item 1 and for the proposal in item 2.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 8, 1999 and the Proxy Statement furnished therewith.

    The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.

                                             ----------------------------, 1999
                                                           (Date)

                                             Signature--------------------------

                                             Please date, sign exactly as name
                                             appears on this proxy, and promptly
                                             return in the enclosed envelope.
                                             When signing as guardian, executor,
                                             administrator, attorney, trustee,
                                             custodian, or in any other similar
                                             capacity, please give full title.
                                             If a corporation, sign in full
                                             corporate name by president or
                                             other authorized officer, giving
                                             title, and affix corporate seal. If
                                             a partnership, sign in partnership
                                             name by authorized person. In the
                                             case of joint ownership, each joint
                                             owner must sign.